EXHIBIT 99.1

Genprex and University of Pittsburgh Sign Exclusive License Agreement for Potentially Curative Gene Therapy Candidate for Diabetes

●	Company licenses patented diabetes gene therapy technology designed by researchers at the University of Pittsburgh
●	Results from in vivo animal studies indicate that normal glucose levels in the blood may be restored for an extended period of time
●	Company plans to partner for the clinical development and commercialization of this therapy in the U.S. and internationally

AUSTIN, Texas & CAMBRIDGE, Mass.— (Feb. 11, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and other serious diseases, today announced that it signed an exclusive license agreement with the University of Pittsburgh for a diabetes gene therapy that may have the potential to cure Type 1 and Type 2 diabetes, which together currently affect approximately 30.3 million people in the U.S, or 9 percent of the U.S. population.

The diabetes gene therapy, which was developed by lead researcher and Harvard graduate, Dr. George Gittes, at the Rangos Research Center at UPMC Children’s Hospital of Pittsburgh, works by reprogramming beta cells in the pancreas to restore their function, thereby replenishing levels of insulin. The novel infusion process uses an endoscope and an adeno-associated virus (AAV) vector to deliver Pdx1 and MafA genes to the pancreas. The proteins these genes express transform alpha cells in the pancreas into functional beta-like cells, which can produce insulin but are distinct enough from beta cells to evade the body’s immune system.

The diabetes gene therapy has been tested in vivo in mice and nonhuman primates. In studies of diabetic mice, the gene therapy approach restored normal blood glucose levels for an extended period of time, typically around four months. According to Dr. Gittes, the duration of restored blood glucose levels in mice could translate to decades in humans. Following preclinical studies, Dr. Gittes and his team plan to begin a Phase I clinical trial in diabetic patients, which could be the first-ever gene therapy tested in humans for diabetes.

“One of the biggest advantages of this gene therapy is that it could eliminate the need for insulin replacement therapy for diabetic patients,” said Dr. Gittes. “Lifting this huge burden for the millions of patients who must continuously monitor blood glucose levels and inject insulin daily would be a breakthrough in modern medicine. This therapy has the potential to truly disrupt the diabetes market.”

Genprex will add this exciting technology to its research and development pipeline, diversifying its portfolio and expanding its clinical development programs. The company will continue its focus on developing its immunogene therapies for cancer, including Oncoprex™ immunogene therapy, its lead drug candidate for non-small cell lung cancer, in parallel with development of the new diabetes gene therapy.

“We are excited to announce the licensing agreement with The University of Pittsburgh, and we look forward to working with Dr. Gittes and his team to develop this groundbreaking treatment for diabetes,” said Rodney Varner, Genprex’s Chairman and Chief Executive Officer. “At Genprex, we have always put patient needs first, focusing on ways to bring new treatment options to patient populations who have large unmet medical needs. We believe this diabetes gene therapy may potentially become a new treatment option for the millions of diabetes patients who now must take insulin replacement therapy, and it may be effective for patients who do not benefit sufficiently from that therapy. Even more moving, the diabetes gene therapy could hold the potential to provide long term effectiveness, or even be a cure, for diabetes patients.”

Genprex plans to pursue potential partnerships for the development of this therapy globally and in the U.S.

According to the American Diabetes Association, more than 30 million Americans have diabetes, and approximately 1.5 million Americans are diagnosed with diabetes every year. Diabetes patients have the continuous burden of checking and monitoring their blood glucose levels and injecting insulin on a daily basis. Without effective management of diabetes, patients are at risk of stroke, hyperglycemia, cardiovascular disease, diabetic ketoacidosis and extremity amputation. Diabetes is the seventh leading cause of death in the U.S.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and other serious diseases. Genprex’s technologies are designed to administer disease-fighting genes to provide new treatment options for large patient populations with cancer and other serious diseases who currently have limited treatment options. Genprex works with world-class institutions and collaborators to in-license and develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches for patients with cancer and other serious diseases. The company’s lead product candidate, Oncoprex™ immunogene therapy for non-small cell lung cancer (NSCLC), uses the company’s unique, proprietary platform which delivers cancer-fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells where they express proteins that are missing or found in low quantities. In January 2020, the FDA granted Fast Track Designation for Oncoprex in combination with AstraZeneca’s Tagrisso® for the treatment of NSCLC. For more information, please visit the company’s website at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effects of the licensed gene therapy on diabetes and the effect of Genprex’s other product candidates, alone and in combination with other therapies, on cancer, as well as Genprex’s ongoing and planned preclinical and clinical studies and potential partnerships. Risks that contribute to the uncertain nature of the forward-looking statements include risks relating to the effects of the safety and effectiveness of the licensed gene therapy and of Genprex’s other product candidates, alone and in combination with other therapies, as well as the success of Genprex’s ongoing and planned preclinical and clinical studies and the success of Genprex’s efforts in concluding potential partnering arrangements for product development and commercialization. Other risks and uncertainties associated with Genprex and its product candidates are described more fully under the caption “Risk Factors” and elsewhere in Genprex’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Genprex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com

Accompanying Photo:

Accompanying photo description:

Genprex’s licensed diabetes gene therapy technology works to reprogram alpha cells in the pancreas into beta-like cells, restoring their function, thereby replenishing levels of insulin. Image source: Osipovich, Anna & Magnuson, Mark. (2018). Alpha to Beta Cell Reprogramming: Stepping toward a New Treatment for Diabetes. Cell Stem Cell. 22. 12-13. 10.1016/j.stem.2017.12.012.